                                                                    EXHIBIT 99.1

ATMEL

--------------------------------------------------------------------------------
                                  NEWS RELEASE
--------------------------------------------------------------------------------


              ATMEL REPORTS 14% SEQUENTIAL GROWTH IN 4Q99 REVENUES

                4Q99 EARNINGS PER SHARE INCREASE 78% SEQUENTIALLY


SAN JOSE, CA - JANUARY 20, 2000 --- Atmel Corporation (NASDAQ: ATML) today reported fourth quarter revenues of $388,738,000 and net income of $33,039,000 or $0.16 per share, which takes into account the Company's 2-for-1 stock split, effected in December 1999. In the immediately preceding third quarter of 1999, the Company reported revenues of $340,244,000 and net income of $17,306,000 or $0.09 per share. In the fourth quarter of 1998, the Company reported revenues of $288,681,000 and net income of $9,960,000 or $0.05 per share.

Revenues for 1999 totaled $1,330,161,000, and before the cumulative effect of an accounting change made in the first quarter of 1999, net income was $82,447,000, or $0.40 per share on a fully diluted basis. Revenues for 1998 were $1,111,092,000. Atmel reported a net loss for 1998 of $50,038,000 or approximately $0.25 per share.

George Perlegos, President and Chief Executive Officer commented, "This quarter finishes a very successful year for Atmel. We are pleased by the increasing number of customers who are using Atmel 's wide range of products, particularly in the wireless telecommunication end market. Revenue momentum and the increased manufacturing output of Fab 7 in Rousset, France, enabled us to achieve a 91% quarter-to-quarter increase in net income on a 14% sequential revenue gain."

Mr. Perlegos continued, "We are especially proud of the improvement we achieved in our balance sheet this past year. Despite retiring approximately $50 million of long-term obligations, we also achieved significant improvements in key balance sheet metrics particularly receivables days and cash, and we improved our cash position, ending the year with $412 million in cash and marketable securities."

"During 1999 we introduced many new products and made key acquisitions that position the Company to take advantage of the cyclical recovery now underway. We purchased Motorola's Smart Card IC business, placing Atmel as the 3rd largest Smart Card IC manufacturer in the world. We also purchased in January a state-of-the-art 8 inch wafer fabrication facility located in Irving, Texas, where we will manufacture advanced semiconductors using BiCMOS and silicon germanium (SiGe) BiCMOS processes. We will commence installation of 0.18 micron manufacturing equipment later this year, and intend to run test wafers by year-end. Most recently, we announced our intent to acquire Thomson-CSF Semiconducteurs Specifique (TCS), a wholly owned subsidiary of Thomson-CSF. With expertise in image sensors and RF and GPS for wireless transmission, TCS will be an excellent complement for our existing businesses. The engineering design team gives us added expertise in areas we believe to be strategically important to Atmel as we execute our strategy of becoming a world leader in providing integrated solutions for the fast-growing wireless and consumer end markets.

"Capital expenditures totaled approximately $180 million for the year, and were primarily focused on purchases of advanced equipment that will enable us to continue ramping manufacturing capacity at our state-of-the-art 8 inch manufacturing facility in Rousset, France. Atmel's book-to-bill ratio for the fourth quarter was similar to the third quarter level which was greater than 1.3."

Founded in 1984, Atmel Corporation is headquartered in San Jose, California with principal manufacturing facilities in Colorado Springs, Colorado, Nantes and Rousset, France and Heilbronn, Germany. Atmel designs, manufactures and markets on a worldwide basis advanced logic, mixed-signal, nonvolatile memory, and RF semiconductors. Atmel is also a leading provider of system-level integration semiconductor solutions using advanced CMOS, BiCMOS, BiPolar and SiGe process technologies..

Atmel product and financial information can be retrieved from its Fax-on Demand service. In North America call 1(800) 292-8635. Internationally from a fax phone, dial 1(408) 441-0732. Requests may be sent via e-mail to literature@atmel.com or by visiting Atmel's website at http://www.atmel.com.

Except for historical information contained herein, the matters set forth in this press release are forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially, including the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry overcapacity, financial stability in foreign markets, ability to integrate and manage acquisitions, and other risks detailed from time to time in the Atmel s SEC reports and filings.

CONTACT:

Atmel:
Donald Colvin, Chief Financial Officer (408) 436-4360

                                ATMEL CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                        DECEMBER 31,   DECEMBER 31,
                                                            1999           1998
                                                        -----------    -----------
CURRENT ASSETS:
    Cash and cash equivalents                            $  251,272     $  161,721
    Short-term investments                                  161,190        161,844
    Accounts receivable, net                                281,843        252,601
    Inventories                                             274,065        240,258
    Other current assets                                     70,938         74,967
                                                         ----------     ----------
         TOTAL CURRENT ASSETS                             1,039,308        891,391
Other assets                                                 37,040        107,220
Fixed assets, net                                           938,562        964,126
                                                         ----------     ----------
         TOTAL ASSETS                                    $2,014,910     $1,962,737
                                                         ==========     ==========
CURRENT LIABILITIES:
    Current portion of long-term debt                    $   85,102     $   81,995
    Trade accounts payable                                  216,102        141,842
    Accrued liabilities and other                           157,044        151,212
    Deferred income on shipments to distributors             31,500         24,170
                                                         ----------     ----------
         TOTAL CURRENT LIABILITIES                          489,748        399,219
Convertible notes                                           275,899        269,250
Long-term debt less current portion                         440,198        501,819
Other long-term liabilities                                   7,586          3,404
                                                         ----------     ----------
         TOTAL LIABILITIES                                1,213,431      1,173,692
                                                         ----------     ----------
Put warrants                                                      0         56,850
                                                         ----------     ----------

SHAREHOLDERS' EQUITY:
    Common stock                                            346,007        330,102
    Retained earnings                                       455,472        402,093
                                                         ----------     ----------
         TOTAL SHAREHOLDERS' EQUITY                         801,479        732,195
                                                         ----------     ----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $2,014,910     $1,962,737
                                                         ==========     ==========

                                ATMEL CORPORATION
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                      (In thousands, except per-share data)


                                                    THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                                        DECEMBER 31,               DECEMBER 31,
                                                    1999         1998          1999           1998
                                                  ---------    ---------    -----------    -----------
NET REVENUES:                                     $ 388,738    $ 288,681    $ 1,330,161    $ 1,111,092

EXPENSES:
         Cost of sales                              234,159      180,581        826,301        717,147
         Research and development                    57,101       48,826        193,750        174,808
         Selling, general and administrative         40,486       41,332        167,132        149,069
         In process research and development              0            0              0         23,425
         Restructuring charges                            0            0              0         66,300
                                                  ---------    ---------    -----------    -----------
                  TOTAL EXPENSES                    331,746      270,739      1,187,183      1,130,749
                                                  ---------    ---------    -----------    -----------

Operating income (loss)                              56,992       17,942        142,978        (19,657)
Other income (expense), net                          (5,369)      (7,804)       (14,157)       (31,274)
                                                  ---------    ---------    -----------    -----------
Income before taxes                                  51,623       10,138        128,821        (50,931)
Income tax (provision) benefit                      (18,584)        (178)       (46,374)           893
                                                  ---------    ---------    -----------    -----------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
ACCOUNTING CHANGE                                    33,039        9,960         82,447        (50,038)
Cumulative effect of accounting change
   (net of tax effect)                                    0            0        (29,068)             0
                                                  ---------    ---------    -----------    -----------
NET INCOME (LOSS)                                 $  33,039    $   9,960    $    53,379    $   (50,038)
                                                  =========    =========    ===========    ===========
BASIC NET INCOME (LOSS) PER SHARE
Income (loss) per share before cumulative
   effect of accounting change                    $    0.16    $    0.05    $      0.41    $     (0.25)
Cumulative effect of accounting change
   per share                                           0.00         0.00          (0.14)          0.00
                                                  ---------    ---------    -----------    -----------
Basic net income (loss) per share                 $    0.16    $    0.05    $      0.27    $     (0.25)
                                                  =========    =========    ===========    ===========
DILUTED NET INCOME (LOSS) PER SHARE
Income (loss) per share before cumulative
effect of accounting change                       $    0.16    $    0.05    $      0.40    $     (0.25)
Cumulative effect of accounting change
   per share                                           0.00         0.00          (0.14)          0.00
                                                  ---------    ---------    -----------    -----------
Diluted net income (loss) per share               $    0.16    $    0.05    $      0.26    $     (0.25)
                                                  =========    =========    ===========    ===========
SHARES USED IN BASIC NET INCOME (LOSS)
PER-SHARE CALCULATION                               201,813      199,224        200,783        198,716
                                                  =========    =========    ===========    ===========
SHARES USED IN DILUTED NET INCOME (LOSS)
   PER-SHARE CALCULATION                            209,201      200,540        207,322        198,716
                                                  =========    =========    ===========    ===========